STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Agreement") has been made and entered into as of this 11th day of October, 2005, between the shareholders of The African Diamond Company ("Sellers"), and Redhand
International, Inc., a Nevada Corporation (the "Purchaser").

R E C I T A L S:

A.	The parties hereto desire to effect a stock sale (the "Stock
Sale") pursuant to which Purchaser will purchase from the Sellers one hundred percent of the outstanding common stock (the "Transferred Shares") of The African Diamond Company (the "Companies"), (the "Company Stock"), to be purchased by Purchaser for the consideration set forth herein. The Transferred Shares represent all of the issued and outstanding stock of the Companies.

B.	Pursuant to the Stock Sale, the Sellers will sell, and Purchaser will purchase, the Transferred Shares.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows and do thereby adopt this Agreement.

ARTICLE 	I.

DEFINITIONS

The terms defined in this Article (except as otherwise expressly provided in this Agreement) for all purposes of this Agreement shall have the respective meanings specified in this Article.

"Affiliate" shall mean any entity controlling or controlled by another person, under common control with another person, or controlled by any entity which controls such person.

"Agreement" shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in the Agreement, and all amendments and supplements, if any, to this Agreement.

"Closing" shall mean the closing of the Transaction at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time.

"Closing Date" shall mean December 31st, 2004 plus any extension as provided herein, or such other date as agreed in writing to by the parties on which the Closing occurs.

"Closing Documents" shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement.

"Code" shall mean the Internal Revenue of 1986, or any successor law, and regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

"Encumbrance" shall mean any charge, claim, encumbrance, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership other than (a) liens for taxes not yet due and payable, or (b) liens that secure the ownership interests of lessors of equipment.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"GAAP" shall mean United States generally accepted accounting principles applied in a manner consistent with prior periods.
"Investment Letter" shall mean the investment letter in the form attached hereto as Appendix A.

"Material Adverse Effect" means any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to the designated party.

"Ordinary Course of Business" shall mean actions consistent with the past practices of the designated party which are similar in nature and style to actions customarily taken by the designated party and which do not require, and in the past have not received, specific authorization by the Board of Directors of the designated party.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Taxes" shall include federal, state and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments.

"Transaction" shall mean the Stock Sale contemplated by this Agreement.

The following appendices and schedules are attached to and form part of this Agreement:

APPENDICES

Description

Appendix A	Investment Letter


SCHEDULES

Description

Schedule 2.1	Selling Shareholder's Share Ownership

Schedule 3.1.12	Purchaser SEC Documents

Schedule 5.2.1	Directors of Purchaser upon Closing


ARTICLE 	II.

THE TRANSACTION

2.1.	Stock Sale.  Subject to the terms and conditions of the Closing
Documents, the Sellers hereby agree to sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept, the Transferred Shares, in consideration for the delivery of 20,000,000 common shares of the Purchaser (the "Purchase Price") by Purchaser to Sellers to be distributed pro-rata based on share ownership of The African Diamond Company. As per schedule 2.1.

2.2.	Securities Law Matters.

2.2.1.	Private Offering. The Parties understand that the
Transferred Shares to be acquired and delivered to the Sellers pursuant to the terms of this Agreement will not be registered under the Securities Act, but will be transferred in reliance upon exemptions available for private transactions, and that each is relying upon the truth and accuracy of the representations set forth in the Investment Letter signed by each of the Sellers and delivered concurrently with the execution of this Agreement. Each certificate representing the Transferred Shares in the name of the Sellers pursuant to the terms of this Agreement shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF
1933, AS AMENDED, OR APPLICABLE STATE SECURITIES
LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO
REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE
TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM
REGISTRATION.

ARTICLE 	III.

REPRESENTATIONS AND WARRANTIES

3.1.	Representations and Warranties of the Sellers.  The Sellers
hereby represent and warrant to Purchaser that:

3.1.1.	Organization of the Company; Foreign Qualification.
The Companies are duly organized, validly existing, and in good standing under the laws of British Virgin Islands and have all requisite corporate power, franchises, and licenses to own their property and conduct the business in which they are engaged. Each of the Companies and the Sellers have the full power and authority (corporate or otherwise) to execute, deliver and perform their respective obligations under this Agreement and the Closing Agreements to which it is a party. A complete set of the all the Companies' corporate records, including its Certificate of Incorporation, Bylaws, minutes, transfer records, have been delivered or made available to Purchaser. The Companies are duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, except to the extent the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect.

3.1.2.	Capitalization; Ownership of Transferred Shares.

3.1.2.1. The African Diamond Company has an authorized capital stock consisting of 50,000 shares of common stock, par value $1.00 per share, of which 2 shares are issued and outstanding and zero shares of preferred stock of which no shares are outstanding. All of the shares of Company Stock have been validly issued, fully paid, are non-assessable, and were issued in compliance with any preemptive or similar rights and in compliance with applicable federal and state securities laws. All shares held by the Sellers were legally and validly issued in compliance with appropriate and applicable securities laws.

3.1.2.2.	The Company does not have any outstanding
subscriptions, options, preferred stock, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating the Company to issue, or to transfer from treasury, any shares of its capital stock or membership interests, as applicable, of any class or kind, or securities convertible into such stock or interests. No persons who are now holders of Company Stock, and no persons who previously were holders of Company Stock, are or ever were entitled to preemptive rights other than persons who exercised or waived those rights.

3.1.2.3.	There is no outstanding vote, plan,
pending proposal or right of any person to cause any redemption of Company Stock. Neither the Company nor any of its Affiliates, is under any obligation, contract or other arrangement to register (or maintain the registration of) any of its or their securities under federal or state securities laws.

3.1.2.4.	Neither the Company nor the Sellers is a
party to any agreement, voting trust, proxy or other agreement or understanding of any character, whether written or oral, with any other stockholders of the Company with respect to or concerning the purchase, sale or transfer or voting of the Company Stock or any other security of the Company.

3.1.2.5.	Neither the Company nor the Sellers has
any legal obligations, absolute or contingent, to any other person or entity to sell the assets, or any capital stock or any other security of the Company or any of its subsidiaries or affect any merger, consolidation or other reorganization of the Company or any of its subsidiaries or to enter into any agreement with respect thereto, except pursuant to this Agreement.

3.1.2.6.	The Sellers are the sole beneficial and
record holders of the Transferred Shares. The Sellers hold the Transferred Shares free and clear of any Encumbrance of any kind whatsoever. The Transferred
Shares represent all of the issued and outstanding common stock of the Company.

3.1.3.	Subsidiaries.  The Companies do not have any
subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business.

3.1.4.	Real Estate.
The real estate consists of 49% (forty nine percentum) of the mining rights in respect of the Eddie Williams Oval dump as well as the Kafersdam dump, Kimberly, South
Africa.



3.1.5. Authority Relative to the Closing Documents;
Enforceability. The Sellers are not suffering from any legal disability which would: (a) prevent them from executing, delivering or performing their obligations under the Closing Documents or consummating the Transaction, (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification, and (c) require the signature or consent of any third party in connection therewith for the Transaction to be binding and enforceable against the Sellers and their property. The Closing Documents have been duly and validly executed and delivered by the Sellers and each constitutes the legal, valid and binding obligation of the Sellers, enforceable against them in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions.

3.1.6.	Title to Assets.  The Company has good and marketable
title free and clear of any Encumbrance in and to all of the assets and properties identified to Purchaser.

3.1.7.	Material Contracts. Except as disclosed to Purchaser,
the Company is not a party to or bound by any agreement or contract.

3.1.8.	Compliance with Other Instruments; Consents.  Neither
the execution of any Closing Document nor the consummation of the Transaction will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any assets of the Company under any provision of the Articles of Incorporation, Bylaws, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which the Company is bound.

3.1.9.	Litigation.  There are no legal, administrative,
arbitration or other proceedings or claims pending against the Company, nor is the Company subject to any existing judgment which might affect the financial condition, business, property or prospects of the Company; nor has the Company received any inquiry from an agency of the federal or of any state or local government about the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

3.1.10.	Taxes.  The Company either: (a) has timely filed with
the appropriate taxing authority all Tax and information returns required to have been filed by the Company or (b) has timely filed for any required extensions with regard to such returns. All Taxes of the Company have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of the Company. The returns were correct when filed. There are no pending investigations of the Company concerning any Tax returns by any federal, state or local Taxing authority, and there are no federal, state, local or foreign Tax liens upon any of the Company's assets.

3.1.11.	Compliance with Law and Government Regulations.  The
Company is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting the Company or its properties or the operation of its business. The Company is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

3.1.12.	Trade Names and Rights.  The Company does not own any
trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. No person owns any trademark, trademark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of the Company's business.

3.1.13.	Accuracy of Financial Statements.  The Company and
Sellers have delivered audited financial statements of the Company for the year ended February 28, 2005 ("Financial Statements"). The Company and Sellers also represent and warrant that the Financial Statements fully and fairly present in all material respects the financial position of the Company as at February 28, 2005. The books and records of the Company fully and fairly reflect in all material respects all of its transactions, properties, assets and liabilities. The Company and Sellers represent and warrant that there has been no material adverse change in the financial condition of the Company from that stated in the financial statements.

3.1.14 Full Disclosure. None of the representations and warranties made by the Sellers herein, or in any Closing Document furnished or to be furnished by them hereunder contain or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

3.2.	Representations and Warranties of the Purchaser.  The Purchaser
hereby represents and warrants to Sellers that:

3.2.1.	Organization of Purchaser; Foreign Qualification.
Purchaser is duly organized, validly existing, and in good standing under the laws of the state of Nevada and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged. Purchaser has the full power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement and the Closing Agreements to which it is a party. A complete set of Purchaser's corporate records, including its Certificate of Incorporation, Bylaws, minutes, transfer records, have been delivered or made available to Sellers. Purchaser is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, except to the extent the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect.

3.2.2.	Capitalization; Ownership of Transferred Shares.

3.2.2.1.	Purchaser has an authorized capital stock
consisting of 50,000,000 shares of common stock, par value
$0.001 per share, of which 4,624,000 are issued and outstanding and 20,000,000 shares of preferred stock of which no shares are outstanding. All of the shares of Company Stock have been validly issued, fully paid, are non-assessable, and were issued in compliance in compliance with applicable federal and state securities laws. All shares held by the Sellers were issued in compliance with federal and state securities laws.

3.2.2.2.	Purchaser does not have any outstanding
subscriptions, options, preferred stock, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating
Purchaser to issue, or to transfer from treasury, any shares of its capital stock or membership interests, as applicable, of any class or kind, or securities convertible into such stock or interests. No persons who are now holders of Purchaser's common stock, and no persons who previously were holders of Purchaser's common stock, are or ever were entitled to preemptive rights other than persons who exercised or waived those rights.

3.2.2.3.	There is no outstanding vote, plan,
pending proposal or right of any person to cause any redemption of Purchaser's common stock. Neither Purchaser nor any of its Affiliates, is under any obligation, contract or other arrangement to register (or maintain the registration of) any of its or their securities under federal or state securities laws.

3.2.2.4.	The Purchase Price Shares shall be validly
issued from the Purchasers authorized common stock.

3.2.3.	Subsidiaries.  Purchaser does not have any
subsidiaries (whether held directly or indirectly) or any equity investment in any corporation, partnership, joint venture or other business, except as disclosed in the SEC Documents.

3.2.4.	Real Estate.  Purchaser does not own any real estate
or any interest in any real estate, except as disclosed in the SEC
Documents.

3.2.5.	Authority Relative to the Closing Documents;
Enforceability. Purchaser is not suffering from any legal disability which would: (a) prevent it from executing, delivering or performing its obligations under the Closing Documents or consummating the Transaction, (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification, and (c) require the signature or consent of any third party in connection therewith for the Transaction to be binding and enforceable against Purchaser and its property. The Closing Documents have been duly and validly executed and delivered and each constitutes the legal, valid and binding obligation, enforceable against Purchaser in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions.

3.2.6.	Material Contracts. Except as disclosed in the SEC
Documents, Purchaser is not a party to or bound by any agreement or contract. Purchaser represents and warrants that all of its Material Contracts are terminable unilaterally by Purchaser without penalty or restriction or have already been properly terminated.

3.2.7.	Labor Matters.  There are presently no employment or
consulting contracts with, or covenants against competition by, any present or former employees of Purchaser. Purchaser has no employees other than its sole officer.

3.2.8.	Compliance with Other Instruments; Consents.  Neither
the execution of any Closing Document nor the consummation of the Transaction will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any assets of Purchaser under any provision of the Articles of Incorporation, Bylaws, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which Purchaser is bound.

3.2.9.	Financial Statements. Purchaser's audited financial
statements (the "Purchaser Financial Statements") for the year ended December 31, 2003 and unaudited quarterly financial statements for the nine month period ended September 30, 2004, copies of which have been delivered to Seller, are true and complete in all material respects, and have been prepared in accordance with GAAP for the period covered by such statements, and fairly present, in accordance with GAAP, the properties, assets and financial condition of Purchaser, and results of its operations as of the dates and for the periods covered thereby. Except as may be disclosed in the SEC Documents, there has been no material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of Purchaser, taken as a whole, from that reflected in the Purchaser Financial Statements. As of the Closing date, Purchaser does not have any debts, liabilities or obligations of any nature, whether accrued, absolute, un-matured, contingent, or otherwise, whether due or to become due. There are and will be at closing no accounts payable and no liabilities owed by Purchaser.

3.2.10.	Litigation.  There are no legal, administrative,
arbitration or other proceedings or claims pending against Purchaser, nor is Purchaser subject to any existing judgment which might affect the financial condition, business, property or prospects of Purchaser; nor has Purchaser received any inquiry from an agency of the federal or of any state or local government about the Transaction, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.
3.2.11.	SEC Documents.  Purchaser has furnished or made
available to Sellers a true and complete copy of each report, schedule, registration statement and proxy statement filed by Purchaser with the SEC since the inception of Purchaser (as such documents have since the time of their filing been amended, the "SEC Documents"), a list of which is attached as Schedule 3.1.12. Purchaser has timely filed with the SEC all documents required to have been filed pursuant to the Securities Act and the Exchange Act. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.2.12.	Taxes.  Purchaser either: (a) has timely filed with
the appropriate taxing authority all Tax and information returns required to have been filed by Purchaser or (b) has timely filed for any required extensions with regard to such returns. All Taxes of Purchaser have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of Purchaser. The returns were correct when filed. There are no pending investigations of Purchaser concerning any Tax returns by any federal, state or local Taxing authority, and there are no federal, state, local or foreign Tax liens upon any of Purchaser's assets.

3.2.13.	Compliance with Law and Government Regulations.
Purchaser is in compliance with, and is not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting Purchaser or its properties or the operation of its business. Purchaser is not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

3.2.14.	Trade Names and Rights.  Purchaser does not use any
trademark, service mark, trade name, or copyright in its business, nor does it own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. No person owns any trademark, trademark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of Purchaser's business.

3.2.15.	OTCBB Status.  Purchaser is currently eligible for
trading on the "Pink Sheets", and Purchaser does not have any reason to believe that its current market makers will cease to make a market following the Closing. Purchaser shall take all necessary action to apply for eligibility for quotation on the OTCBB.

3.2.16.	Investment Company Act.  Purchaser is not, and upon
completion of the Transaction will not be, subject to registration as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

3.2.17.	Full Disclosure.  None of the representations and
warranties made by Purchaser herein, or in any Closing Document furnished or to be furnished by them hereunder contain or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

ARTICLE 	IV.

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

4.1.	Filing with Securities and Exchange Commission.  Upon the
consummation of this Agreement, if required to do so by law, Purchaser shall file with the SEC an Information Statement on
Schedule 14F (the "Schedule 14F") or such other documents as may be required, disclosing the anticipated resignation of the current directors and appointment of the anticipated new directors as provided herein, in a form that will satisfy the requirements of law. The parties agree to cooperate in the preparation and filing of such report or any other filings to be filed with the SEC.

4.2.	Brokers or Finders.  Each party agrees to hold the others
harmless and to indemnify them against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder's fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Transaction.

ARTICLE 	V.

CLOSING DELIVERIES

5.1.	The Closing.  The Closing shall take place on or before the
Closing Date (unless such date is extended by the mutual agreement of the parties) at such location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the Sellers and Purchaser, provided such undertakings are satisfactory to each party's respective legal counsel.

5.2.	Deliveries by the Purchaser.  Purchaser hereby agrees to
deliver, or cause to be delivered, to Sellers the following items on
Closing:

5.2.1.	Certified Resolutions.  Copies of the resolutions,
certified by an officer of the Company, of the Board of Directors of the Company approving the terms of this Agreement, and a copy of the resolution of the shareholders of the Company approving the sale of the Transferred Shares.

5.2.2.	Resignations.  A copy of the resignations of the
existing directors and officers of Purchaser, to be effective as of the Resignation Date.

5.2.3.	Termination of Contracts.  Evidence satisfactory to
the Sellers that all material contracts and all payables and liabilities have been terminated, effective as of the Resignation
Date without any payment by, or continuing liability to, the Company.

5.2.4.	Stock Certificates. A stock certificate or
certificates representing the Purchase Price Shares issued in the name of Sellers.

5.2.5.	SEC Filings.  Evidence that all SEC filings have been
properly certified and filed with the SEC.

5.2.6.	Transfer Agent Direction. A direction of Purchaser to
its transfer agent to register the Purchase Price Shares in the name of the Sellers with the legend set forth in paragraph 2.2.1 of this Agreement or such legend as is otherwise required by law.


5.3.	Deliveries by Sellers.  Sellers hereby agree to deliver to the
Purchaser the following items on Closing:

5.3.1.	Certified Resolutions.  Copies of the resolutions,
certified by an officer of the Company, of the Board of Directors of the Company approving the terms of this Agreement, and a copy of the resolution of the shareholders of the Company approving the sale of the Transferred Shares.

5.3.2.	Stock Certificates. A stock certificate or
certificates representing the Transferred Shares, together with such stock powers, legal opinions and all other documentation required by the Company's transfer agent to reissue such shares in the name of Purchaser.

5.3.3.	Investment Letter.  The Investment Letter, executed
by the Sellers.

5.3.4.	Transfer Agent Direction. A direction of the Company
to the Company's transfer agent to register the Transferred Shares in the name of the Purchaser with the legend set forth in paragraph
2.2.1 of this Agreement or such legend as is otherwise required by law.

ARTICLE 	VI.

CONDITIONS PRECEDENT TO PURCHASER' OBLIGATION TO CLOSE

Purchaser's obligation to purchase the Transferred Shares and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

6.1.	Performance of Covenants.  The Sellers shall have performed all covenants and agreements required to be completed prior to or on closing, including completion of the deliveries required by Section
5.3 of this Agreement.

6.2.	Accuracy of Representations.  All of Sellers' representations and warranties in this Agreement (considered collectively), and each of Sellers' representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

ARTICLE 	VII.

CONDITIONS PRECEDENT TO SELLERS'S OBLIGATION TO CLOSE

The Sellers' obligation to sell the Transferred Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

7.1.	Performance of Covenants.  Purchaser shall have performed all covenants and agreements required to be completed prior to or on closing, including completion of the deliveries required by Section
5.2 of this Agreement.

7.2.	Accuracy of Representations.  All of Purchaser's representations and warranties in this Agreement (considered collectively), and each of Purchaser's representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

ARTICLE 	VIII.
SURVIVAL OF REPRESENTATIONS

8.1.	Representations to Survive Closing.  The representations and warranties of the Sellers and Purchaser contained herein or in any document furnished pursuant hereto shall survive the Closing of the Transaction for a period of one year following the Closing. Each party acknowledges and agrees that, except as expressly set forth in this Agreement or any Closing Document, no party has made (and no party is relying on) any representation or warranties of any nature, express or implied, regarding any or relating to any of the transactions contemplated by this Agreement.

ARTICLE 	IX.

MISCELLANEOUS

9.1.	Notices.  All notices, requests, demands and other
communications hereunder shall be in writing and shall be deemed delivered if delivered by hand, by telecopier, by courier or mailed by certified or registered mail, postage prepaid, addressed to the following persons at their last know or provided address:

If to the Sellers:	Martin J. Pugh
                        Place de la Fusteri 5
                        CP 3023
                        CH-1211 Geneva 3
                        Switzerland

If to Purchaser:	Simon Thurlow
                        126 E. 83rd Street
                        Apt 3B
                        New York, NY 10028



9.2.	Assignability and Parties in Interest.  This Agreement shall not be assignable by any of the parties hereto without the consent of all other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

9.3.	Expenses.  Each party shall bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of the Closing Documents and consummation of the Transaction.

9.4.	Governing Law.  This Agreement shall be governed by, and
construed and enforced in accordance with, the laws of the State of New York. Each of the parties hereto consents to the personal jurisdiction of the federal and state courts in the State of New York in connection with any action arising under or brought with respect to this Agreement.

9.5.	Counterparts.  This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

9.6.	Headings.  The headings and subheadings contained in this
Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatever in interpreting any provision of this Agreement.

9.7.	Pronouns, Etc.  Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires. The word "and" includes the word "or". The word "or" is disjunctive but not necessarily exclusive.

9.8.	Complete Agreement.  This Agreement, the Appendices hereto, and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement between the parties with respect to the Transaction and, except as provided herein, supersede all previous negotiations, commitments and writings.

9.9.	Modifications, Amendments and Waivers.  This Agreement shall not be modified or amended except by a writing signed by each of the parties hereto. Prior to the Closing, the Sellers may amend any of the disclosure schedules referenced herein by giving the other party notice of such amendments. If such amended disclosures reveal material adverse information about the Company, Purchaser may terminate this Agreement without liability to the Sellers.

9.10.	Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Transaction are consummated to the extent possible.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER:


/s/ Simon Thurlow
--------------------------------
Simon Thurlow: President: Redhand International, Inc.

SELLERS:



/s/ Isaac Thulo
--------------------------------------
Isaac Thulo: Chief Executive Officer: The African Diamond Company

APPENDIX A

INVESTMENT LETTER

October 11th, 2005



Redhand International, Inc.

Dear Sir:

In connection with the purchase of 20,000,000 shares of the common stock (the "Shares") of Redhand International, Inc. (the "Corporation") by BTC Nominees (the "Purchasers") pursuant to a share purchase agreement dated the 11th day of October, 2005 (the "Share Purchase Agreement"), the undersigned (the "Purchaser"), hereby makes the following acknowledgments, representations and warranties:

1.	Investment Intent. The Purchaser is acquiring the Shares for investment solely for its clients account and not with a present view to any distribution, transfer or resale to others, including any "distribution" within the meaning of Securities Act of 1933, as amended, (the "Securities Act"). The Purchaser understands that the Shares have not and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of my representations made herein.

2.	Financial Ability. The Purchaser is financially able to bear the economic risks of an investment in the Corporation and has no need for liquidity in this investment. Furthermore, the financial capacity of the Purchaser is of such a proportion that the total cost of the Purchaser's commitment is not material when compared with his total committed capital. The Purchaser is financially able to suffer a complete loss of this investment.

3.	Experience. The Purchaser has such knowledge and experience
in financial and business matters in general and with respect to investments of a nature similar to that evidenced by the Shares so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, and protecting his own interests in connection with, the acquisition of the Shares.

4.	Review of Prospectus and Financial Statements. The Purchaser
has been provided with and had the opportunity to review all filings made by the Corporation with the United States Securities and Exchange Commission, as disclosed in the Share Purchase Agreement and available at the SEC's web site at www.sec.gov.

5.	Limited Public Market.  The Purchaser understands that a
limited public market now exists for any of the securities of the Corporation and that the Corporation has made no assurances that a more active public market will ever exist for the Corporation's securities.

6.	Restricted Legend. The Purchaser acknowledges that
certificates representing the Shares will bear a legend substantially as follows:
	THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE
HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS,
AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO
REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO
THE CORPORATION, SUCH TRANSFER IS EXEMPT FROM
REGISTRATION.

7.	Stock Transfer. The Purchaser is aware that stop-transfer
instructions will be given to the transfer agent of the common stock of the Corporation to prevent any unauthorized or illegal transfer of the Shares.

8.	Reliance for Exemptions. The Purchaser understands that the
Shares are being transferred to him pursuant to exemptions from the registration requirements of federal and applicable state securities laws and acknowledges that he is relying upon the investment and other representations made herein as the basis for such exemptions.

9.	Accuracy of Purchaser Representations. The Purchaser
represents that the information and representations contained in this letter are true, correct and complete.
Dated October 11th  , 2005



BTC Nominees

SCHEDULE 2.1
SELLING SHAREHOLDER'S SHARE OWNERSHIP
										Adjusted
                                                         Redhand
Shareholder         No. of Shares     Percentage      No. of Shares
----------------------------------------------------------------------
BTC Nominees             2               100%         20,000,000



    Total                                100%         20,000,000

SCHEDULE 3.1.12
COMPANY SEC DOCUMENTS



SEC Filings

Filing				Date of Filing
------------------------------------------------------------------------
Form 10-SB-12g (as amended)	Originally: May 28, 1999
				Last Pre-Effective Amendment: September 1, 1999

Form 10-KSB			April 27, 2000

Form 10-QSB			May 9, 2000

Form 10-SB-12g			May 16, 2000

Form 10-QSB			August 16, 2000

Form 10-K/A                     October 25, 2000

Form 8-K                        January 16, 2001

Form 10-QSB                     March 12, 2001

Form 10-KSB                     April 18, 2001

Form 10-SB-12g                  May 2, 2001

Form 10-SB-12g                  June 18, 2001

Form 10-QSB                     June 21, 2001

Form 10-KSB                     July 31, 2001

Form 10-QSB                     August 15, 2001

Form NTN 10-Q                   November 20, 2001

Form 10-QSB			November 27, 2001

Form 10-KSB                     February 13, 2002

Form 10-QSB                     May 10, 2002

Form 10-Q                       August 16, 2002

Form 10-QSB                     November 15, 2002

Form 10-QSB-A			December 9, 2002

Form 10-KSB			April 4, 2003

Form SC-14-F1			April 4, 2003

Form SC-14-F1A			April 17, 2003

Form 10-KSB-A			April 23, 2003

Form SC-14-F1A			May 8, 2003

Form 10-QSB			May 15, 2003

Form 8-K			August 12, 2003

Form NT -10-Q			August 14, 2003

Form 10-QSB			August 21, 2003

Form SC-14-F1A                  September 18, 2003

Form 8-K			October 3, 2003

Form 8-KA			October 9, 2003

Form NT-10-Q			November 14, 2003

Form 10-QSB			December 16, 2003

Form 3				January 28, 2004

Form 4				January 28, 2004

Form NT-10-K			March 31, 2004

Form 10-QSB-A			November 9, 2004

Form 10-KSB			November 24, 2004

Form 10-QSB			November 24, 2004

Form 10-QSB			November 24, 2004

Form 10-QSB			November 24, 2004

Form 8-K			December 20, 2004

Form PRE 14C			December 20, 2004

Form 10-KSB-A			January 7, 2005

Form DEF 14C			January 13, 2005

Form 8-K   			April 12, 2005